Exhibit 4.1

CSX CORPORATION
CSX TRANSPORTATION, INC.

Action of Authorized Pricing Officers

October 21, 2008

1.           On December 13, 2007 CSX Transportation, Inc. (the “Company”) entered into an indenture (the “Base Indenture”) with The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”).  On October 24, 2008 the Company intends to enter into a second supplemental indenture (the “Second Supplemental Indenture”, and the Base Indenture, as supplemented by the Second Supplemental Indenture, the “Indenture”) with the Trustee and CSX Corporation (the “Guarantor”).  Subject to the Second Supplemental Indenture becoming effective, pursuant to (i) Section 301 of the Base Indenture, (ii) the resolutions duly adopted by the Board of Directors of the Guarantor at meetings duly called and held on December 12, 2007 and May 6-7, 2008, and (iii) the resolutions of the board of directors of the Company adopted by unanimous written consent, in lieu of a meeting, on September 10, 2008, the undersigned officers hereby establish a series (as that term is used in Section 301 of the Base Indenture) of Securities to be issued under the Indenture, which series of Securities shall have the terms set forth in the Prospectus and the Prospectus Supplement attached as Exhibit A (collectively, the “Prospectus”) and such other or different terms as may be set forth herein.  The title of the Securities shall be the 8.375% Secured Equipment Notes due 2014 (the “Notes”), and the Notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Terms used herein and not defined shall have the meaning assigned to them in the Indenture or the Prospectus.

2.           The form and terms of the Notes substantially in the form of Exhibit B attached hereto are hereby approved under the Indenture; and the Chairman, President and Chief Executive Officer, any Vice Chairman, any Executive Vice President, any Senior Vice President, any Vice President, any General Counsel, any Assistant General Counsel, any Associate General Counsel, the Corporate Secretary, or any Assistant Corporate Secretary of the Company, as well as Louis G. Recher, Assistant General Counsel, CSX Corporation (each, a “Company Authorized Officer” and, collectively, the “Company Authorized Officers”) are, and each of them with full power to act without the others hereby is, authorized, in the name and on behalf of the Company, to execute, manually or by facsimile signature, and in the manner provided in the Indenture, the Notes (and, in addition, to replace lost, stolen, mutilated or destroyed Notes, all as provided in the Indenture) substantially in the form approved hereby, in both temporary and definitive form, with such changes, modifications and insertions therein as the officer executing the Notes shall determine, such determination to be conclusively evidenced by the execution thereof by such officer, all in the manner and form required in, or contemplated by, the Indenture.

3.           The signatures of the officers of the Company so authorized to execute the Notes may, but need not be, the facsimile signatures of the current or any future such authorized officers imprinted or otherwise reproduced thereon, the Company for such purpose hereby adopting such facsimile signatures as binding upon it, notwithstanding that at the time any Notes shall be authenticated and delivered or disposed of any officer so signing shall have ceased to be such authorized officer.

4.           The form, terms and provisions of the Indenture are hereby approved.

5.           The form, terms and provisions of the Underwriting Agreement, dated October 21, 2008 (the “Underwriting Agreement”), among the Company, the Guarantor and the Underwriters named on Schedule II thereto, providing for the issuance and sale of the Securities (as defined therein) are hereby approved; the Chairman, President and Chief Executive Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer, any General Counsel or Assistant General Counsel, the Corporate Secretary, any Assistant Corporate Secretary or the Assistant Vice President-Capital Markets of the Guarantor (each a “Guarantor Authorized Officer” and collectively, the “Guarantor Authorized Officers” and, together with the Company  Authorized Officers, the “Authorized Officers”) are, and each of them with full power to act without the others hereby is, authorized and directed to execute and deliver, in the name and on behalf of the Guarantor, the Underwriting Agreement with such changes therein as the officer of the Guarantor executing the Underwriting Agreement shall approve, the execution thereof by such officer to be conclusive evidence of such approval; and the Company Authorized Officers are, and each of them with full power to act without the others hereby is, authorized and directed to execute and deliver, in the name and on behalf of the Company, the Underwriting Agreement with such changes therein as the officer of the Company executing the Underwriting Agreement shall approve, the execution thereof by such officer to be conclusive evidence of such approval.

6.           The form and terms of the Prospectus are hereby approved.

7.           The Authorized Officers are, and each of them with full power to act without the others hereby is, authorized and empowered to take all actions, and to execute and deliver any and all documents, in the name and on behalf of the Company or the Guarantor, as applicable, as such officer or officers shall deem necessary or appropriate to effect or otherwise carry out the foregoing.

8.           Any and all actions heretofore or hereafter taken by any officer or officers of the Company or the Guarantor within the terms of the foregoing, including without limitation, the filing of a registration statement and amendments, supplements and addenda thereto with the Securities and Exchange Commission with respect to the Securities and other securities which may be issued pursuant to the Indenture, are hereby ratified and confirmed as the act of the Company or Guarantor, as applicable.

9.           The Notes may be authenticated by the Trustee and issued in accordance with the Indenture.

Dated as of the date first set forth above.

AUTHORIZED PRICING OFFICERS

By:	/s/ Michael J. Ward
Name: Michael J. Ward
Title: Chairman, President and Chief Executive Officer

By:	/s/ David A. Boor
Name: David A. Boor
Title: Vice President-Tax and Treasurer

Exhibit A

Exhibit B